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FOR IMMEDIATE RELEASE                                            OCTOBER 3, 2006
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           PATIENT PORTAL TECHNOLOGIES FINALIZES TERMS OF ACQUISITION;
                    EXTENDS ENGAGEMENT OF INDEPENDENT AUDITOR

Boca Raton, FL: PATIENT PORTAL TECHNOLOGIES, INC. (OTC: PPRG) announced today that it had finalized the terms for its acquisition of 100% of the capital stock of Patient Portal Connect, Inc. of Palm Beach Gardens, FL. The acquisition will be made by issuance of 14,000,000 shares of Common Stock of the Company to the shareholders of Patient Portal Connect, Inc. through a tax-free share exchange. The closing of the transaction will take place immediately upon the filing of the Company's Annual Report on Form 10KSB for its year ended December 31, 2005, which is expected to be completed on or before October 15, 2006.

The Company also announced that it had extended the retention of its current independent auditing firm, L. Walden CPA, to complete its required audits for both calendar years 2005 and 2006.

ABOUT PATIENT PORTAL CONNECT:

Patient Portal Connect is a software and technology company which specializes in providing revenue enhancement and cost improvement services for the healthcare industry utilizing a state of the art proprietary software platform that optimizes patient flow, reduces administrative costs and maximizes insurance reimbursement. This platform was developed working in combination with their healthcare partners to assure that the technology and services met their compliance needs and mandated initiatives.

The company has developed process improvement solutions that are already proven and well positioned with several hospital groups. Market demand for the company's products and services is demonstrated by the fact that the company has in place seven ongoing contracts with prestigious institutions such as the Hospital of the University of Pennsylvania and Crouse Hospital in Syracuse, NY. Company information is available at www.patientportal.com.

For More Information:
William J. Reilly
561 995-4625


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